UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2005

RICA FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0-18222	87-0432572
(Commission file number)	(I.R.S. Employer Identification No.)

1840 Coral Way, Suite 101, Miami, Florida	33145
(Address of principal executive offices)	(Zip code)

(305) 858-9480

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officers.

Effective February 28, 2005, the Board of Directors of Rica Foods, Inc. (the “Company”) appointed Gustavo Barboza as Chief Financial Officer of the Company and accepted the resignation of Gina Sequeira.

Mr. Barboza, age 38, has been serving as the Finance Director of Pipasa, S.A., the Company’s wholly owned operating subsidiary, since January 2004.

From March 1999 until January 2003, Mr. Barboza served as the Corporate Internal Auditor of GBM Corporation, one of the largest information technology companies in Central America and an IBM Alliance Company. As GBM Corporation’s Corporate Auditor, Mr. Barboza was responsible for the planning, supervision, administration and control of the internal auditing process for GBM Corporation and its eight subsidiaries. From March 1997 until March 1999, Mr. Barboza worked as the Corporate Internal Auditor of BAC International Bank, a Caymans Island domiciled bank. Prior to becoming the Corporate Internal Auditor of BAC International Bank, from March 1986 until March 1997, Mr. Barboza served in a variety of positions, including Audit Partner and Supervisor, with the Costa Rican office of the accounting firm of Coopers & Lybrand. Mr. Barboza received his Licenciatura in Accounting from the University of Costa Rica in 1990. Mr. Barboza is fluent in English and Spanish. Mr. Barboza’s anticipated salary for the 2005 fiscal year is approximately $60,000. Mr. Barboza’s employment with the Company and Pipasa is not evidenced by a written employment agreement.

The Company is not aware of any arrangements or understandings between Mr. Barboza and any other person(s) pursuant to which he was selected as an officer nor is the Company aware of any family relationships between Mr. Barboza and any director or executive officer of the Company.

Ms. Sequeira did not indicate, upon resignation or otherwise, that she disagreed with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2005

RICA FOODS, INC.

By:	/s/ Pedro Dobles
Name:	Pedro Dobles
Title:	Chief Executive Officer